Exhibit 99.1

                                  EXHIBIT INDEX

99.1    News Release Dated April 20, 2005

                          [LOGO OF GENTEX CORPORATION]

CONTACT:    Connie Hamblin                   RELEASE:  April 20, 2005
            (616) 772-1800

               GENTEX REPORTS FIRST QUARTER RESULTS AND ANNOUNCES
                 EXTENSION OF GENERAL MOTORS LONG-TERM AGREEMENT

        ZEELAND, Michigan, April 20, 2005 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported financial results for the first quarter ended March 31, 2005. The Company also reported that it has recently negotiated an extension to its long-term agreement with General Motors Corporation (GM) for interior auto-dimming rearview mirrors.

        The Company's net sales declined by one percent from $129.3 million in the first quarter of 2004 to $127.6 million in the first quarter of 2005. Revenues were down slightly even though auto-dimming mirror unit shipments increased by two percent, primarily due to price reductions granted to automakers and a shift in mirror product mix.

        First quarter net income declined by 13 percent to $25.9 million compared with $29.8 million in the first quarter last year. Earnings per diluted share were 17 cents in the first quarter of 2005 compared with 19 cents in the first quarter of 2004. Due to the Company's April 1, 2005, announcement of a two-for-one stock split effected in the form of a 100 percent common stock dividend for each share outstanding, all share and per share calculations for the first quarter ended March 31, 2005, are reported on a post-split basis. The ex-dividend date (date on which the share price will be halved and shares outstanding will double) will be May 9, 2005.

        "We knew that the first quarter was going to be tough, given the current environment at certain automotive customers headquartered in North America," said Gentex Executive Vice President Garth Deur. "There were a number of unforeseen additional vehicle assembly plant shutdowns at GM that not only contributed to the lower unit shipment growth rate, but also to a less favorable mix of mirror unit shipments.

        "Despite the weakness at GM, our strong mirror unit shipments to European and Asian transplant assembly operations in North America and to our customers in Europe resulted in net unit growth for the quarter," said Deur.

        The Company also reported that it recently negotiated an extension to its existing long-term agreement with GM whereby Gentex will be sourced all of the interior auto-dimming mirror programs for GM and its worldwide affiliates through 2009.

        "The extension of this agreement represents incremental featured interior auto-dimming mirror units in the range of 500,000 annually, beginning in the second half of 2005," said Deur. The Company's previous agreement with GM was through the 2006 model year.

                               Gentex Corporation

        During the first quarter ended March 31, 2005, the Company's gross margin declined on both a year-over-year and sequential basis, primarily due to customer price reductions and lower sales growth combined with higher fixed overhead expense.

        "With the relatively flat year-over-year mirror unit shipments, we ran production lines at lower volumes," said Deur. "Leverage is important to our gross margin, and we believe that we'll have more of an opportunity to leverage our fixed manufacturing overhead costs starting in the second quarter of 2005, and ramping up through the rest of the year. We currently expect unit shipment growth in the second quarter of five to ten percent compared to the second quarter of 2004."

        Deur said that the Company's current estimate for mirror unit shipment growth for calendar 2005 is approximately ten percent. The unit shipment estimates provided by the Company for the 2005 second quarter and calendar year are based on the generally flat light vehicle production forecasts of CSM for North America, Europe, Japan and Korea.

        Some of the incremental growth in the second half of 2005 will come from new vehicle models that will offer the Company's proprietary SmartBeam(TM) Intelligent High-Beam Headlamp Control System, according to Deur. The Jeep Commander and Jeep Grand Cherokee SRT8, new models in the Jeep family of vehicles, will offer SmartBeam as part of a safety package in the 2006 model year. The new 2006 Cadillac DTS also will offer SmartBeam in an option package.

        "The successful launch of the SmartBeam product on 2005 model year programs at both Cadillac and Jeep have resulted in this new business on these three additional vehicle models for the 2006 model year," said Deur. "We're also looking forward to launching SmartBeam for a major European automaker starting early next year, and the significant interest from other automakers gives us more confidence that SmartBeam will become an important business for Gentex."

        Automotive revenues decreased by one percent to $122.0 million in the first quarter of 2005 compared with the same period last year. Fire Protection revenues increased two percent to $5.7 million for the first quarter of 2005 compared with the first quarter of 2004.

        Total auto-dimming mirror unit shipments in the first quarter were approximately 3.0 million, a two percent increase over the same period last year.

        Auto-dimming mirror unit shipments to customers in North America declined by four percent in the first quarter of 2005 compared with the same quarter last year. North American light vehicle production declined by five percent in the first quarter of 2005 compared with the same period in 2004.

        Unit shipments to offshore customers increased by seven percent in the first quarter of 2005 compared with the same period in 2004. The growth in offshore unit shipments is primarily attributable to increased vehicle penetration in Europe. Light vehicle production in Europe increased by one percent in the first quarter of 2005 and by four percent for Japan and Korea in that same period, compared with the same prior year periods.

                               Gentex Corporation

        This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy and the Company itself. Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and in international markets, the pace of automotive production worldwide, the types of products purchased by customers, competitive pricing pressures, currency fluctuations, the financial strength of the Company's customers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of newly introduced products (e.g. SmartBeam), and other risks identified in the Company's filings with the Securities and Exchange Commission. Therefore actual results and outcomes may materially differ from what is expressed or forecasted. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

        A conference call related to this news release will be simulcast live on the Internet beginning at 1:30 p.m. Eastern Daylight Saving Time. To access that call, go to www.gentex.com and select the "Audio Webcast" icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

        Founded in 1974, Gentex Corporation (Nasdaq: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company's revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                          (unaudited)
                                                  Three Months Ended March 31,
                                               --------------------------------
                                                    2005              2004
                                               --------------    --------------
Net Sales                                      $  127,641,720    $  129,327,548
Costs and Expenses
  Cost of Goods Sold                               79,588,903        74,443,276
  Engineering, Research & Development               7,977,385         7,443,288
  Selling, General & Administrative                 6,839,831         6,745,121
  Other Expense (Income)                           (4,623,369)       (3,474,612)
                                               --------------    --------------
Total Costs and Expenses                           89,782,750        85,157,073
                                               --------------    --------------
Income Before Provision
 for Income Taxes                                  37,858,970        44,170,475
Provision for Income Taxes                         11,926,000        14,355,000
                                               --------------    --------------
Net Income                                     $   25,932,970    $   29,815,475
                                               ==============    ==============
Earnings Per Share
  Basic                                        $         0.17    $         0.19
  Diluted                                      $         0.17    $         0.19
Weighted Average Shares:
  Basic                                           155,215,506       153,704,754
  Diluted                                         156,713,620       156,874,134
Cash Dividends Declared per Share              $        0.085    $        0.075

Note: All share and per share amounts reflect the 2-for-1 stock split that will be effected in the form of a 100 percent common stock dividend for each share outstanding, announced on April 1, 2005. The ex-dividend date will be May 9, 2005.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                 (unaudited)
                                                  March 31,         Dec. 31,
                                                    2005              2004
                                               --------------    --------------
ASSETS
Cash and Short-Term Investments                $  516,890,229    $  494,880,260
Other Current Assets                              106,447,610        97,728,834
                                               --------------    --------------
Total Current Assets                              623,337,839       592,609,094
Plant and Equipment - Net                         140,775,607       135,649,119
Long-Term Investments and Other Assets            125,860,134       128,601,215
                                               --------------    --------------
Total Assets                                   $  889,973,580    $  856,859,428
                                               ==============    ==============
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                            $   71,780,023    $   50,856,258
Long-Term Debt                                              0                 0
Deferred Income Taxes                              21,119,113        22,723,198
Shareholders' Investment                          797,074,444       783,279,972
                                               --------------    --------------
Total Liabilities & Shareholders' Investment   $  889,973,580    $  856,859,428
                                               ==============    ==============

                          [LOGO OF GENTEX CORPORATION]

                       AUTO-DIMMING MIRROR UNIT SHIPMENTS
                                   (Thousands)

                                       FIRST QUARTER
                                       ENDED MARCH 31,
                                    -------------------
                                      2005       2004     % CHANGE
                                    --------   --------   --------
Domestic Interior                      1,039      1,070         -3%
Domestic Exterior                        434        462         -6%
Total Domestic Units                   1,473      1,533         -4%

Foreign Interior                       1,141      1,066          7%
Foreign Exterior                         416        383          9%
Total Foreign Units                    1,557      1,449          7%

Total Interior Mirrors                 2,180      2,137          2%
Total Exterior Mirrors                   850        846          1%
Total Mirror Units                     3,030      2,982          2%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.

End of Filing